Exhibit 4.6

EXECUTION COPY

AMENDMENT NO. 7 TO THE
POOLING AND SERVICING AGREEMENT

THIS AMENDMENT NO. 7 (this “Amendment”) to the Pooling and Servicing Agreement is made as of June 10, 2004 by and among Navistar Financial Securities Corporation, a Delaware corporation (“NFSC”), Navistar Financial Corporation, a Delaware corporation (“Navistar Financial”), and The Bank of New York, a New York banking corporation, as Master Trust Trustee (the “Master Trust Trustee”).

NFSC, as Seller, Navistar Financial, as Servicer, and the Master Trust Trustee are parties to a Pooling and Servicing Agreement, dated as of June 8, 1995, and amended by Amendment No. 1, dated September 12, 1995, by Amendment No. 2, dated March 27, 1996, by Amendment No. 3, dated July 17, 1998, by Amendment No. 4 dated June 2, 2000, by Amendment No. 5, dated as of July 13, 2000 and by Amendment No. 6, dated October 31, 2003 (as amended, the “Pooling and Servicing Agreement”).  The Seller, the Servicer and the Master Trust Trustee have agreed to amend the Pooling and Servicing Agreement in the manner set forth herein.  Capitalized terms used herein but not otherwise defined have the meanings set forth in the Pooling and Servicing Agreement.

1.                             Amendment to Section 1.01.  The definition of “OEM Supplier” shall be deleted in its entirety and replaced with the following:

“OEM Supplier” shall mean any Person who sells OEM Vehicles to a Dealer.

2.                             Amendment to Section 6.09(b)(vi).  Section 6.09(b)(vi) of the Pooling and Servicing Agreement is hereby deleted in its entirety and replaced with the following:

“(vi) the Seller shall have delivered to the Master Trust Trustee and any Enhancement Provider a Tax Opinion and an opinion of counsel that the Investor Certificates of the new Series will be characterized as (i) debt, (ii) a partnership interest (other than an interest in a publicly traded partnership) or (iii) an interest in an entity disregarded as separate from the Seller; in any case, dated the Series Issuance Date, with respect to such issuance; and”

3.             Miscellaneous.  This Amendment shall be construed in accordance with the internal laws of the State of Illinois, without reference to its conflict of law provisions, except that the obligations, rights and remedies of the Master Trust Trustee shall be determined in accordance with the internal laws of the State of New York, without regard to conflict of law provisions.  This Amendment may be executed in two or more counterparts, each of which shall be an original, but all of which together constitute one and the same instrument.  The provisions of this Amendment shall be deemed to be incorporated in, and made a part of, the Pooling and Servicing Agreement; and the Pooling and Servicing Agreement, as amended by this

Amendment, shall be read, taken and construed as one and the same instrument.  Promptly after the execution of this Amendment the Master Trust Trustee shall furnish written notification of the substance of this Amendment to each Investor Certificateholder.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 7 to the Pooling and Servicing Agreement to be duly executed by their respective officers as of the date first written above.

NAVISTAR FINANCIAL SECURITIES CORPORATION
as Seller

By:	/s/ Andrew J. Cederoth
Name: Andrew J. Cederoth
Title: Vice President and Treasurer

NAVISTAR FINANCIAL CORPORATION
as Servicer

By:	/s/ Andrew J. Cederoth
Name: Andrew J. Cederoth
Title: Vice President and Treasurer

THE BANK OF NEW YORK
as Master Trust Trustee

By:	/s/ Jonathan Farber
Name: Jonathan Farber
Title: Assistant Treasurer